Exhibit 99.1

December 16, 2014

Re:	Advanced Accelerator Applications S.A. Registration Statement on Form F-1 Application for Waiver of Requirements of Form 20-F, Item 8.A.4 CIK Code No. 0001611787

Division of Corporation Finance

Office of the Chief Accountant
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

Advanced Accelerator Applications S.A., a foreign private issuer organized under the laws of the Republic of France (the “Company”), has publicly filed with the Securities and Exchange Commission (the “Commission”) its Registration Statement on Form F-1 (as amended, the “Registration Statement”) relating to a proposed initial public offering (“IPO”) of American Depositary Shares representing the Company’s ordinary shares. The Registration Statement has been reviewed by the staff of the Commission (the “Staff”) and the Company intends to respond to the comments of the Staff relating to the Registration Statement contained in the Staff’s letter dated December 2, 2014.

The Registration Statement currently contains audited IFRS-IASB financial statements for the three years ended December 31, 2013, and unaudited interim IFRS-IASB financial statements for the six months ended June 30, 2013 and 2014. The Company anticipates replacing such unaudited interim financial statements with unaudited interim IFRS-IASB financial statements for the nine months ended September 30, 2013 and 2014 in a subsequent amendment to the Registration Statement.

Subject to market conditions, the Company currently anticipates filing a further amendment to the Registration Statement with the Commission in mid-January 2015 with price range information, and commencing its IPO roadshow promptly thereafter. The Registration Statement at the time of such filing and at effectiveness will contain audited IFRS-IASB financial statements for the three years ended December 31, 2013, and unaudited IFRS-IASB financial statements for the nine months ended September 30, 2013 and 2014. Item 8.A.4 of Form 20-F, which is applicable to the Registration Statement pursuant to Item 4(a) of Form F-1, states that in the case of a company’s initial public offering, the registration statement on Form F-1 must contain audited financial statements as of a date not older than 12 months from the date of the offering (the “12-Month Requirement”) unless a waiver is obtained. See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

Instruction 2 to Item 8.A.4 of Form 20-F provides that the Commission will waive the 12-Month Requirement “in cases where the company is able to represent adequately to [the Commission] that it is not required to comply with this requirement in any other jurisdiction outside the United

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States and that complying with this requirement is impracticable or involves undue hardship.” See also the Staff’s 2004 release entitled International Reporting and Disclosure Issues in the Division of Corporation Finance (available on the Commission’s website at http://www.sec.gov/divisions/corpfin/internatl/cfirdissues1104.htm) at Section III.B.c, in which the Staff notes:

“the instruction indicates that the staff will waive the 12-month requirement where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship. As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only times that we anticipate audited financial statements will be filed under the 12-month rule are when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.” (emphasis added)

The Company hereby respectfully requests that the Staff of the Commission waive the requirement of Item 8.A.4 of Form 20-F. In connection with this request, the Company represents to the Commission that:

1.	The Company is not currently a public reporting company in any other jurisdiction.

2.	The Company is not required by any jurisdiction outside the United States to file audited financial statements other than a requirement under the laws of the Republic of France to file consolidated financial statements with the French Registry of the Commercial Court (greffe du Tribunal de commerce). These financial statements are required to be approved by our shareholders no later than June 30, 2015 and filed no later than the last day of the seventh month after the Company’s fiscal year end, which is July 31, 2015.

3.	Compliance with Item 8.A.4 is impracticable and involves undue hardship for the Company.

4.	The Company does not anticipate that its audited financial statements for the year ended December 31, 2014 will be available until March 31, 2015.

5.	In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the offering.

The Company further respectfully requests the Staff's attention to this matter in light of the Company’s plans to refile the Registration Statement with unaudited interim IFRS-IASB financial statements for the nine months ended September 30, 2013 and 2014.

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Please do not hesitate to contact me at (212) 235-2380 or stefano.buono@adacap.com, or John G. Crowley at (212) 450-4550, (212) 701-5550 (fax) or john.crowley@davispolk.com, if you have any questions regarding the foregoing or if we can provide any additional information.

Very truly yours,

/s/ Stefano Buono

Stefano Buono

cc:	Via E-mail Heinz Mäusli– Chief Financial Officer - Advanced Accelerator Applications S.A. Stéphane Devin – KPMG S.A. John G. Crowley – Davis Polk & Wardwell LLP